Exhibit 8

NOMINEE AGREEMENT

This Nominee Agreement (“Agreement”) dated as of December 28, 2023 by and between HYMAS PTE. LTD., a corporation organized under the laws of the Republic of Singapore with offices at c/o Horizon Fuel Cell Technologies Pte. Ltd., 48 Toh Guan Road East, #05-124 Enterprise Hub 608586 Singapore (“Shareholder”), and THEODORE H. SWINDELLS, an individual residing at 2777 Paradise Road, Unit 2101, Las Vegas, NV 89109 (“Nominee”).

1. Introduction. The purpose of this Agreement is to set forth the terms and conditions pursuant to which Nominee shall hold record title to 2,450,000 shares (the “Shares”) of Class A Common Stock, par value $.0001 per share (the “Common Stock”), of Hyzon Motors Inc., a Delaware corporation (the “Company”), on behalf of, and as nominee for, Shareholder.

2. Capacity as Nominee. Nominee hereby declares and acknowledges to Shareholder, and agrees with Shareholder, that Nominee holds and will hold record title to the Shares on behalf of, and as nominee for, Shareholder, which is the sole beneficial owner of the Shares. Shareholder and Nominee hereby further agree that:

(i) all benefits of ownership of the Shares (including, without limitation, any dividends or other distributions paid on or in respect of the Shares, and all proceeds of any disposition of the Shares) shall accrue solely to Shareholder, and Nominee shall hold any such benefits on behalf of, and as nominee for, Shareholder;

(ii) Shareholder shall have the right to direct Nominee to vote, or to execute a written consent with respect to, the Shares as to any matter on which stockholders of the Company may be entitled to vote or consent; provided that, in the absence of any such direction from Shareholder, Nominee shall vote the Shares and shall take action with respect to any written consent, in each case according to his judgment;

(iii) Without the prior written consent of Shareholder, Nominee shall not sell, transfer, pledge, assign or otherwise hypothecate any of the Shares;

(iv) In the event that Nominee receives any tax or other forms that show Nominee to be the owner of any of the Shares, Nominee will not file with the applicable tax or other governmental body any forms or information inconsistent with Shareholder’s ownership interest; and

(v) In the event that, in connection with any filing being made by the Company or required to be made by Nominee with the Securities and Exchange Commission or any state securities or other regulatory body, Nominee is requested to confirm his ownership interest in the Shares, Nominee will not make any representations that he is the beneficial owner of the Shares; however, Nominee will use his best efforts to contact Shareholder prior to providing any information stating that Shareholder is the beneficial owner of the Shares.

3. Authority. Except as expressly limited by the terms of this Agreement or by other written instructions from Shareholder, Nominee shall have full power to deal with the Shares in many manner that Nominee, in his sole judgment, may deem appropriate, in each case without reference to his capacity as nominee for Shareholder.

4. Transfer of Record Ownership. At the request of Shareholder, Nominee shall:

(i) promptly execute one or more stock powers sufficient to enable Shareholder to cause record ownership of any of the Shares (or other property received in respect thereof) to be transferred to Shareholder or Shareholder’s designee, and shall deliver such stock power or powers to Shareholder; and

(ii) take any other action reasonably requested by Shareholder to cause record ownership of any of the Shares (or other property received in respect thereof) to be transferred to Shareholder or Shareholder’s designee.

5. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement effective as of the date first written above.

NOMINEE:

/s/ Theodore H. Swindells
Name:	Theodore H. Swindells

SHAREHOLDER:

Hymas Pte Ltd.

By:	/s/ George Gu
	Name:	George Gu
	Title:	Chairman

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